As filed with the Securities and Exchange Commission on September 29, 2003

Post-Effective Amendment to Registration No. 33-66832
No. 333-12169
No. 333-62059
No. 333-45820
No. 333-98081

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3116852 (I.R.S. employer identification no.)

901 Mariner’s Island Boulevard, Suite 205
San Mateo, CA 94404

(Address of principal executive offices) (Zip code)

SciClone Pharmaceuticals, Inc.
1991 Stock Plan, 1992 Stock Plan,
1996 Employee Stock Purchase Plan,
1995 Equity Incentive Plan and
1995 Nonemployee Director Stock Option Plan

(Full title of the plan)

Richard A. Waldron
Chief Financial Officer
SciClone Pharmaceuticals, Inc.
901 Mariner’s Island Boulevard, Suite 205
San Mateo, CA 94044

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (650) 358-3456.

Pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), SciClone Pharmaceuticals, Inc., a Delaware corporation, as successor issuer to SciClone Pharmaceuticals, Inc., a California corporation, hereby adopts the above-referenced Registration Statements on Form S-8, for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment to the Registration Statements shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act.

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENTS

     This Post-Effective Amendment is being filed in connection with a corporate transaction involving SciClone Pharmaceuticals, Inc., (“SciClone (CA)”) which changed its state of incorporation from California to Delaware (the “Reincorporation”).

     On June 25, 2003, the shareholders of SciClone (CA), at the 2003 Annual Meeting of Shareholders, approved the Reincorporation. The Reincorporation was implemented by the merger (“Merger”) of SciClone (CA) with and into a newly-formed, wholly-owned Delaware subsidiary of SciClone (CA)(the “Registrant”), pursuant to a an agreement and plan of merger. As a result of the Merger, which was consummated by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware on July 18, 2003, the separate existence of SciClone (CA) ceased, with the Registrant remaining as the surviving corporation. Each share of common stock of SciClone (CA) issued and outstanding immediately prior to the consummation of the Merger was, upon the consummation of the Merger, automatically converted into one share of common stock of the Registrant. Accordingly, all of the SciClone (CA) shares of common stock (the “Common Shares”) previously registered under the 1991 Stock Plan, 1992 Stock Plan, 1996 Employee Stock Purchase Plan, 1995 Equity Incentive Plan and 1995 Nonemployee Director Stock Option Plan (collectively, the “Plans”) are now shares of the Registrant.

     Pursuant to Rule 414(d) of the Securities Act, the Registrant, as successor issuer to SciClone (CA), hereby expressly adopts the Registration Statements of SciClone (CA) on Form S-8, as amended, that are applicable to the Common Shares issuable under the Plans as the Registration Statement of the Registrant for all purposes under the Securities Act and the Exchange Act, which adoption is effective as of and at the effective time of the Reincorporation. No fee is required hereunder because the Registrant is carrying forward the fees paid for the shares previously registered pursuant to the Registration Statements.

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on September 29, 2003.

SciClone Pharmaceuticals, Inc.

By:	/s/ Richard A. Waldron Richard A. Waldron Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

     The officers and directors of SciClone Pharmaceuticals, Inc. whose signatures appear below, hereby constitute and appoint Donald R. Sellers and Richard A. Waldron, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 29, 2003.

Signature	Title

/s/ Donald R. Sellers Donald R. Sellers	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard A. Waldron Richard A. Waldron	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jere E. Goyan Ph.D. Jere E. Goyan Ph.D.	Chairman of the Board and Director

/s/ John D. Baxter, M.D. John D. Baxter, M.D.	Director

/s/ Edwin C. Cadman M.D. Edwin C. Cadman, M.D.	Director

/s/ Rolf H. Henel Rolf H. Henel	Director

/s/ Jon S. Saxe Jon S. Saxe	Director

/s/ Dean S. Woodman Dean S. Woodman	Director